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                                                                 EXECUTION COPY

                                SHAREHOLDER AGREEMENT


    THIS SHAREHOLDER AGREEMENT is made and entered into as of this 27th day of November 1996, among TYCO INTERNATIONAL, LTD., a Massachusetts corporation ("PARENT"), T3 ACQUISITION CORP., a Florida corporation and a wholly owned subsidiary of Parent ("SUB"), and the other parties signatory hereto (each, a "SHAREHOLDER").

    WHEREAS each Shareholder desires that ELECTROSTAR, INC., a Florida corporation (the "Company"), Parent and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") with respect to the merger of Sub with and into the Company (the "MERGER"); and

    WHEREAS each Shareholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement.

    NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

    SECTION 1. REPRESENTATIONS AND WARRANTIES. Each Shareholder severally, and not jointly, represents and warrants to Parent and Sub as follows:

         (a) Such Shareholder is the record and beneficial owner of the number of shares of Common Stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK"), including shares of Company Common Stock issuable upon conversion of shares of the Company's Class B non-voting common stock, par value $.01 per share (the "Class B Common Stock"), separately identified as such, set forth opposite such Shareholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 5, such Shareholder's "SHARES"). Except for such Shareholder's Shares and any other shares of Company Common Stock subject hereto, such Shareholder is not the record or beneficial owner of any shares of Company Common Stock.

         (b) This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or bound or to which such Shareholder's Shares are subject. To the best of such Shareholder's knowledge, consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (c) Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.


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         (d)  Except for fees payable to Alex. Brown & Sons Incorporated and Trivest II, Inc., no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Sub or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder (it being agreed that the representation set forth in this Section 1(d) is being given by the holder of the Company's Class B Common Stock only as to its knowledge).

         (e) Such Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Such Shareholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

    SECTION 2. AGREEMENT TO TENDER. Each Shareholder hereby severally agrees that it shall tender its Shares into the Offer (as defined in the Merger Agreement) and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional). If necessary, the Shareholder holding the outstanding shares of Class B Common Stock shall convert such shares into Company Common Stock and tender the Company Common Stock issued upon conversion as provided in the previous sentence.

     SECTION 3. COVENANTS. Each Shareholder severally, and not jointly, agrees with, and covenants to, Parent and Sub as follows:

         (a) Such Shareholder shall not, except as contemplated by the terms of this Agreement, (i) TRANSFER (the term "transfer" shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby; provided, however, that nothing in this Agreement shall prohibit Kenton K. Alder and F.G. Lindsey Burton from making charitable contributions of up to 54,000 and 20,000 shares of Company Common Stock, respectively.

         (b) Subject to Section 8, such Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of such Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of such Shareholder, whether or not such person is purporting to act on behalf of such Shareholder or otherwise, shall be deemed to be a violation of this Section 3(b) by such Shareholder.

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    SECTION 4.     GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

         (a) Each Shareholder hereby irrevocably grants to, and appoints, Parent and Jeff Mattfolk, J. Brad McGee, Brian Moroze and any other individual who shall hereafter be designated by Parent, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or By-laws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "COMPETING TRANSACTION").

         (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section
607.0722 of the Florida Business Corporations Act (the "CORPORATION LAW").

    SECTION 5. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Shareholder, the number of Shares listed on Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by such Shareholder.

    SECTION 6. STOP TRANSFER; LEGEND. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Shareholder's Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement. Each Shareholder agrees that such Shareholder will tender to the Company, within five business days after the date hereof, any and all certificates representing such Shareholder's Shares and the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.01 per share, of the Company represented by this certificate are subject to a Shareholder Agreement dated as

                                       3

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of November 27, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company.

    SECTION 7. VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by Parent and Sub and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become, an "Interested shareholder" with whom the Company would be prevented for any period pursuant to Section 607.0901 of the Corporation Law from engaging in any "Affiliated transaction" (as such terms are defined in Section 607.0901 of the Corporation Law) then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

    SECTION 8. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in its capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, partner or affiliate of such Shareholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

    SECTION 9. FURTHER ASSURANCES. Each Shareholder shall, upon request of Parent or Sub execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Shareholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein.

    SECTION 10. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms either (i) by Parent or Sub (provided that no termination under this clause shall relieve any Shareholder of liability for such shareholder's breach of its or his obligations under this Agreement) or (ii) by mutual written consent of Parent, Sub and the Company or (b) the date that Parent or Sub shall have purchased and paid for the Shares of each Shareholder pursuant to Section 2.

    SECTION 11. PUBLIC ANNOUNCEMENTS. Each Shareholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 12.    MISCELLANEOUS.

         (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

         (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Sub, to the address set forth in Section

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10.02 of the Merger Agreement; and (ii) if to a Shareholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by such Shareholder.

         (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Shareholder) as to any Shareholder when one or more counterparts have been signed by each of Parent, Sub and such Shareholder and delivered to Parent, Sub and such Shareholder.

         (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (f) This Agreement shall be governed by, and construed in accordance with, the laws of the New York and, to the extent expressly provided herein, the Corporation Law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

         (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

         (i) Each Shareholder agrees that irreparable damage would occur and that Parent and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the State of New York. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

         (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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              IN WITNESS WHEREOF, Parent, Sub and the Shareholders have
caused this Agreement to be duly executed and delivered as of the date first written above.


                                                    TYCO INTERNATIONAL LTD.



                                                    By: /s/ James B. McGee
                                                        ------------------
                                                    Name: James B. McGee
                                                    Title: Vice President


                                                    T3 ACQUISITION CORP.



                                                    By: /s/ James B. McGee
                                                        ------------------
                                                    Name: James B. McGee
                                                    Title: Vice President


ACKNOWLEDGED AND AGREED
TO AS TO SECTION 6:

ELECTROSTAR, INC.



By: /s/ Kenton K. Alder
    -------------------
Name: Kenton K. Alder
Title: President and Chief Executive Officer



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


                                          TRIVEST FUND I, LTD.

                                          By: Trivest 1988 Fund Managers, Ltd.,
                                              its general partner

                                          By: Trivest Group, Inc., its general
                                              partner


                                          By: /s/ Michael E. Moran
                                              --------------------
                                              Michael E. Moran
                                              Senior Vice President

                                          Address: 2665 South Bayshore Drive
                                                   8th Floor
                                                   Miami, Florida  33133

       Taxpayer ID: 06-1224572

                    Telephone:                     (305)858-2200



                                         TRIVEST EQUITY PARTNERS I, LTD.

                                         By: Trivest 1988 Fund Managers, Ltd.,
                                             its general partner

                                         By: Trivest Group, Inc., its general
                                             partner


                                         By: /s/ Michael E. Moran
                                             -----------------------
                                                Michael E. Moran
                                              Senior Vice President

                                         Address: 2665 South Bayshore Drive
                                                  8th Floor
                                                  Miami, Florida  33133

       Taxpayer ID: 06-1224574

                    Telephone:                    (305) 858-2200


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


                                         LAC PARTNERS


                                         By: /s/ Earl W. Powell
                                             ------------------
                                             Earl W. Powell
                                             Managing General Partner

                                         Address: 2665 South Bayshore Drive
                                                  8th Floor
                                                  Miami, Florida  33133

       Taxpayer ID: 65-0468491

                    Telephone:                    (305) 858-2200



                                         HELLER FINANCIAL, INC.

                                         By: /s/ Patricia Weitzman
                                             ---------------------
                                             Patricia Weitzman
                                             Senior Vice President


                                         Address: 500 West Monroe Street
                                                  Chicago, Illinois 60661



       Taxpayer ID: 36-1208070

                     Telephone:                   (312) 441-7328



                                          /s/ Kenton K. Alder
                                          -------------------
                                          Kenton K. Alder



                                          /s/ John Mayer
                                          --------------
                                          John Mayer


                                          /s/ F. G. Lindsay Burton, Jr.
                                          -----------------------------
                                          F. G. Lindsay Burton, Jr.


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                               SCHEDULE A


NAME AND ADDRESS OF SHAREHOLDER         NUMBER OF SHARES OF
                                        COMMON STOCK OWNED
Trivest Fund I, Ltd.
2665 South Bayshore Drive
8th Floor
Miami, Florida  33133                   2,185,115

Trivest Equity Partners I, Ltd.
2665 South Bayshore Drive
8th Floor
Miami, Florida  33133                   682,403

LAC Partners
2665 South Bayshore Drive
8th Floor
Miami, Florida  33133                   367,557

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661                  620,737*

* Class B non-voting common stock (equal number of shares of Common Stock issuable upon conversion and sale)

Kenton K. Alder
3080 North 1400 East
North Logan, Utah 84341                 440,651

John Mayer
14198 Alisal Lane
SantaMonica, California 90402           219,450

F.G. Lindsay Burton
371 South 300 East
Smithfield, Utah 84335                  149,084



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